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                                                                      EXHIBIT 23



                        CONSENT OF ARTHUR ANDERSEN LLP



     As independent public accountants, we hereby consent to the incorporation by reference in this Form 10- K of First Commonwealth, Inc., of our report, dated February 11, 1998, on the consolidated financial statements of First Commonwealth, Inc. and Subsidiaries (the "Company") included in the Company's 1997 Annual Report to Stockholders, and to the incorporation of our report, dated February 11, 1998, on the financial statement schedule of the Company, and included in this Form 10-K, into the Company's previously filed S-3 Registration Statement, File No. 333-18379, and S-8 Registration Statement, File No. 333-00474.



ARTHUR ANDERSEN  LLP


Chicago, Illinois
March 30, 1998